ProLogis
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in thousands)
Exhibit 12.1

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
                                                        Year Ended December 31,
                                   ----------------------------------------------------------------
                                     2001          2000          1999          1998          1997
                                   --------      --------      --------      --------      --------
Net Earnings from Operations       $126,582      $236,221      $161,570      $102,936      $ 38,832
Add:
     Interest Expense               163,269       172,191       170,746        77,650        52,704
                                   --------      --------      --------      --------      --------
Earnings as Adjusted               $289,851      $408,412      $332,316      $180,586      $ 91,536
                                   ========      ========      ========      ========      ========
Fixed Charges:
     Interest Expense              $163,269      $172,191      $170,746      $ 77,650      $ 52,704
     Capitalized Interest            24,276        18,549        15,980        19,173        18,365
                                   --------      --------      --------      --------      --------
          Total Fixed Charges      $187,545      $190,740      $186,726      $ 96,823      $ 71,069
                                   ========      ========      ========      ========      ========
Ratio of Earnings, as Adjusted
     to Fixed Charges                   1.5           2.1           1.8           1.9           1.3
                                   ========      ========      ========      ========      ========
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